EXHIBIT 99.1

Alliqua Appoints Brian M. Posner as Chief Financial Officer

More Than 25 Years of Financial Experience to Bolster Company’s Executive Team

Company Relocates Headquarters from New York City to Langhorne, Pennsylvania

LANGHORNE, PA – September 3, 2013 -- Alliqua, Inc. (OTCQB: ALQA) (“Alliqua” or “the Company”), a biomedical company offering a suite of wound care solutions and drug delivery technologies, has appointed Brian M. Posner as Chief Financial Officer, effective immediately. The appointment coincides with the Company’s official relocation of its headquarters to Langhorne, Pennsylvania. Steve Berger, Alliqua’s current CFO, will remain with the Company through the end of 2013 to help ensure a smooth transition.

Mr. Posner, age 51, is a strategic and financial leader with more than 25 years of diversified management experience working in both public and private companies ranging from startup to $1B in revenue. Most recently he served as CFO of Ocean Power Technologies, Inc., a pioneer in wave-energy technology. Prior to that appointment, he served as CFO of Power Medical Interventions, Inc. until its sale to Covidien plc in 2009. He earlier served as CFO of Pharmacopeia, Inc. and Phytomedics, Inc., and as Regional CFO of Omnicare, Inc. Mr. Posner is a Certified Public Accountant and earned an MBA in Managerial Accounting from Pace University’s Lubin School of Business and a BA in Accounting from Queens College.

Alliqua CEO David Johnson said, “Brian brings a tremendous amount of high-level professional acumen and depth of experience from his tenures at a variety of public companies. We are very fortunate to have him serve as our Chief Financial Officer as we continue to develop our hydrogel technology into a superior transdermal and topical delivery mechanism, and expand our plans to build a preeminent wound care company that provides world-leading technologies to wound care practitioners. Finally, I would like to thank Steve for the fine work he has done since 2010 as our CFO. The company has benefited tremendously from his dedication.”

About Alliqua, Inc.

Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its new line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contacts for Alliqua, Inc.

Brian Posner
Chief Financial Officer
+1(646)218-1450
info@alliqua.com

Investor Relations:
Dian Griesel Inc.
Cheryl Schneider
+1(212)825-3210
cschneider@dgicomm.com

Public Relations:
Dian Griesel Inc.
Susan Forman or Laura Radocaj
+1(212)825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com